Exhibit 10.5

LOAN AGREEMENT

This Loan Agreement (the “Loan Agreement”) is dated the 7 March 2019 and made by and between:

1.	PortXL Netherlands B.V., incorporated under the laws of the Netherlands, with its registered office at Rotterdam and its business address at Wilhelminakade 909 (3072 AP) Rotterdam, validly represented by Carolien Sandee (“PortXL”);

and

2.	Eco Wave Power Ltd., with its registered office at 16 Homa U’Migdal St., Tel-Aviv, Israel 6777116, validly represented by Inna Braverman (the “Startup”)

WHEREAS:

a.	based upon the worldwide proven and general startup accelerate concept, PortXL has organized under the brand PortXL a mentorship-driven open innovation startup accelerator program focusing on port related industries, ranging from startups and spinouts to SMEs and multinationals (hereafter the “Program”);

b.	in 2019, the Startup successfully participated in the selection process to qualify for participation in the Program and PortXL has invited the Startup to actually participate in the Program;

c.	the Startup have accepted such invitation and participate in the Program;

d.	the Startup have selected the option ‘Loan Agreement’ of the Program instead of the other options, which means that PortXL will provide funds to the Startup by making a Loan Agreement available to the Startup with a principal amount of EUR 100,000 (in words: ‘one hundred thousand euro’) (the “Loan”); and

e.	the Parties now desire to lay down their understanding in writing in this Loan Agreement stipulating the terms and conditions of the loan.

IT IS AGREED AS FOLLOWS:

1.	LOAN

1.1.	The Loan consists of (i) an amount of EUR 85,000 (in words: ‘eighty five thousand euro’) in kind existing of the right to participate in the Program and (ii) an amount of EUR 15,000 (in words: ’fifteen thousand euro’) in cash. Subject to and upon the terms and conditions of this Loan Agreement, PortXL shall make the Loan in the total amount of EUR 100,000 (in words: ‘one hundred thousand euro’) available to the Startup. PortXL shall have no obligation to advance more funds to the Startup other than the Loan.

1.2.	The cash component of the Loan is made available by PortXL to the Startup in two traches. The first tranche of EUR 8,500 (in words: ‘eight thousand, five hundred euro’) will be paid by PortXL on the moment (but not before 1 April 2019) that (1) this Loan Agreement has been signed by all parties and (2) the bank account of the Startup has been opened. The second tranche of EUR 6,500 (in words: ’six thousand, five hundred euro’) will be paid by PortXL upon completion by the Startup of the first month of the Program.

1.3.	The term of the Loan (the “Term”) shall be the period commencing on1 1 April 2019 and extending to 31 March 2028..

2.	INTEREST, REPAYMENT AND PREPAYMENT

2.1.	This Loan shall bear a compounded fixed interest of 5% (five percent) per annum (the “Interest”). The Interest due hereunder shall be computed on the basis of a 360 -day year and actual days lapsed. Interest shall accrue from and including 1 April 2019 up to but excluding the last day of the Term.

2.2.	The outstanding balance of the Loan and any accrued but unpaid interest thereon (the “Amount Outstanding”) shall be due and payable in five (5) yearly instalments as from 1 April 2023, as further described in Schedule I (specifically in column 6) to this Loan Agreement.

2.3.	The Startup is entitled prepay any part of the Loan and/or the Interest at any time, without any premium or penalty in its sole discretion.

2.4.	Unless the Parties shall decide otherwise, any payment by the Startup to PortXL under this Loan Agreement shall be applied in satisfaction of subsequently (i) collection expenses and any other costs, if any, (ii) accrued but unpaid Interest and (iii) the Amount Outstanding.

2.5.	All payments shall be free and clear of withholding tax, and if any withholding tax applies then the interest payment shall be increased by the Startup so that the net interest payment received by PortXL is the interest payment which PortXL would have received if no withholding tax had been applied.

3.	COVENANTS

3.1	To the extent that the Company shall fail to repay the Loan when due as per the terms set forth above, PortXL shall be entitled, as a sole remedy, to be issued with Ordinary Shares of the Company in such number equal to the unpaid balance of the Loan and the accrued Interest, divided by $357.825 (which is the price per share paid by the latest investors in the Company prior to the execution of this Agreement). Upon such issuance the Loan shall be deemed repaid in full.

4.	INFORMATION RIGHTS

4.1.	Startup is obliged, without having PortXL to request it, to send an audited financial statements, once available, to PortXL.

5.	MISCELLAENOUS

5.1.	All communications, notices and disclosures required or permitted by this Loan Agreement shall be in writing to the following addresses or facsimile numbers and all payments to be made under this Loan Agreement shall be made to the following bank account numbers:

Notices and payment to the Startup: Name: Attn.: Address: Place of residence: Bank account number (IBAN): Email:	Eco Wave Power Ltd. Loan agreement PortXL Netherlands B.V. 16 Homa U’Migdal St. Tel-Aviv, Israel 6777116 IL270127130000000203651 Inna@ecowavepower.com

Notices and payments to PortXL:
Name:	PortXL Netherlands B.V.
Attn.:	Name Startup
Address:	Wilhelminakade 909, 3072 AP
Place of residence:	ROTTERDAM
Bank account number:	NL45 RABO 0314 5601 57
Email:	info@portxl.org

5.2.	No variation of this Loan Agreement shall be effective unless made in writing and signed by or on behalf of each of the Parties.

5.3.	If any provisions of this Loan Agreement shall become illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be impaired.

5.4.	The Startup shall not be entitled to assign, transfer, charge, encumber or other wise deal in any way whatsoever with all or any part of its benefits and obligations hereunder to any other person, unless with the prior written consent of the PortXL.

6.	GOVERNING LAW AND JURISDICTION

6.1.	This Loan Agreement shall be governed by and construed in accordance with the law of the Netherlands.

6.2.	Each party irrevocably agrees to submit to the exclusive jurisdiction of the district court of Rotterdam, the Netherlands over any claim or matter arising under or in connection with this Loan Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT

PortXL Nederland B.V.

/s/ Carolien Vat-Sandee
Name: Carolien Vat-Sandee
Title: Director

Eco Wave Power Ltd.	Eco Wave Power Ltd.

/s/ Inna Braverman	/s/ Yair Rudick
Name: Inna Braverman	Name: Yair Rudick

SCHEDULE I

			Repayment	Amount Outstanding	Repayment Loan
Date	Loan	Interest	Loan	after Repayment Loan	including Interest
1 April 2019	€100.000,00	€5.000,00	€0,00	€105.000,00	€0,00
1 April 2020	€105.000,00	€5.250,00	€0,00	€110.250,00	€0,00
1 April 2021	€110.250,00	€5.512,50	€0,00	€115.762,50	€0,00
1 April 2022	€115.762,50	€5.788,13	€0,00	€121.550,63	€0,00
1 April 2023	€121.550,63	€6.077,53	€24.310,13	€97.240,50	€30.387,66
1 April 2024	€97.240,50	€4.862,03	€24.310,13	€72.930,38	€29.172,15
1 April 2025	€72.930,38	€3.646,52	€24.310,13	€48.620,25	€27.956,64
1 April 2026	€48.620,25	€2.431,01	€24.310,13	€24.310,13	€26.741,14
1 April 2027	€24.310,13	€1.215,51	€24.310,13	€0,00	€25.525,63

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